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                                                                 EXECUTION COPY

                              [iVillage Letterhead]

                                  April 1, 2001

Ms. Candice Carpenter
799 Park Avenue
Apartment 20B
New York, New York  10021

Dear Candice:

         This letter, when mutually executed, will constitute an amendment (the "Amendment") to that certain agreement between iVillage Inc. (the "Company") and you dated October 5, 2000 (the "October Agreement" and, as amended by this Amendment, the "Agreement").

         1. Section 1 of the October Agreement is hereby deleted in its entirety and in its place and stead the following shall be substituted:

         "1. Title and Role.
             --------------

              a. Resignation. Effective as of August 1, 2000 (the "Effective Date"), you have resigned as Chief Executive Officer of the Company. In addition, as of April 1, 2001 you have resigned from the Company's Board of Directors and the board of directors of iVillage UK Limited as well as from any other capacity in which you currently serve the Company or its subsidiaries or affiliates, except as otherwise provided herein. After April 1, 2001, you shall not have any management, operational, day-to-day or other responsibilities with the Company or any of its subsidiaries or affiliates.

              b. Special Projects. Notwithstanding the foregoing, you have agreed to remain available to the Company as an employee for special projects, as and to the extent mutually agreed upon and as your time permits, and will receive the compensation and benefits described herein until December 31, 2002 (the "Special Projects Period"), unless otherwise specified in this Agreement. Such special projects shall include such duties, responsibilities, jobs and projects mutually agreed upon by the Company's Board and Chief Executive Officer and you."

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         2. Section 2 of the  October Agreement is hereby deleted in its entirety and in its place and stead the following shall be substituted:

         "2. Compensation and Benefits. In consideration of your acceptance of this Agreement, you shall receive the following:

              a. Lump Sum. Upon execution of this Amendment, the Company shall pay you a one-time lump sum payment of $1,327,900 representing payment of all amounts to which you are entitled from the Company under the October Agreement, this Agreement or otherwise, including, without limitation, (i) any remaining salary payments (except as provided in Section 2(c) below),
                  (ii) your 2000 bonus payment, (iii) reimbursement of all outstanding expenses incurred by you pursuant to Section 2(e) of the October Agreement through the date of the Amendment,
                  (iv) payment for surrender of certain stock options pursuant to Section 2(d) below, (v) payment of any expenses for your proposed Public Broadcasting System television pilot, and (vi) any support payments to which you were entitled under Section 2(h) of the October Agreement. Such one-time lump sum payment shall be payable by the Company to you in two separate checks as follows: (x) $793,333 for the salary and bonus payments described in subsections (i) and (ii) above, which shall be subject to normal payroll withholdings and deductions and reportable on IRS Form W-2 and (y) $534,567 for the expense reimbursement and other obligations referred to above, which payment shall be reportable on IRS Form 1099;

              b. Insurance. The Company will continue to pay the premiums for medical insurance and provide you all the employee benefits which are currently available to you through the earlier of
                  (i) the end of the Special Projects Period or (ii) the date on which you commence full-time employment with another employer;

              c. Salary. Subject to Section 2(e) of this Amendment (providing for the set-off of $3,100 per month in 2001 and $2,325 per month in 2002 (in each case, $27,900 per year) against required interest payments pursuant to your promissory note), payment at the rate of $3,433.33 per month, less all deductions required by law, through December 31, 2002 and payable in the manner and at the times of normal payroll;

              d. Stock Options. Any outstanding stock options to purchase the Company's common stock will continue to vest according to their current respective vesting schedules through the end of the Special Projects Period; provided, however, that the vesting schedule of any portion of any outstanding stock options which, according to their terms, would not vest prior to December 31, 2002 shall be amended to provide that such portion shall vest pro rata on a quarterly basis commencing on the date of this Agreement through December 31,


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                  2002; provided, further, that you hereby surrender (and
                  forfeit all of your rights thereto) to the Company all Company stock options with an exercise price of $24 (consisting of 333,334 stock options) and all other unvested Company stock options with an exercise price greater than $17 (consisting of 75,000 stock options) as partial consideration for the lump sum payment described in Section 2(a) above. Notwithstanding any conflicting terms in the Company's stock option plans under which such stock options were granted and subject to applicable law, the exercise period with respect to the remaining options to be held by you after execution of this Amendment shall expire ninety (90) days after termination of the Special Projects Period. You shall be solely responsible, and the Company shall bear no liability, for your failure to timely exercise the options described in this Agreement;

              e. Promissory Note. Your promissory note to the Company dated June 5, 1998 in the principal amount of $500,000 shall be amended such that the maturity date of such note shall be extended to December 31, 2002 with all other terms and conditions thereof remaining the same; provided, however, that, upon execution of this Amendment, you shall pay the Company (by set-off against the lump sum payment described in Section 2(a) above or otherwise in same day funds) the sum of $27,900 representing the amount of overdue interest payable to the Company for calendar year 2000 under such note; provided, further, that you hereby authorize the Company to set-off or deduct from the monthly salary payments payable to you pursuant to Section 2(c) of this Amendment the amounts of $3,100 per month during calendar year 2001 and $2,325 per month during calendar year 2002 (in each case $27,900 per year) towards payment of the interest payable under such note during those periods."

         3. Section 4 of the October Agreement is hereby deleted in its entirety and in its place and stead the following shall be substituted:

         "4. Public Statements. The parties mutually agreed on the joint press release announcing your then new role with the Company (the "2000 Announcement"), which Announcement was issued concurrently with the Company's second quarter 2000 financial results press release and was announced on the analyst conference call discussing such results. The parties may also mutually agree on a joint press release or other public announcement regarding your resignation from the Company pursuant to this Amendment (the "2001 Announcement"). Except as expressly provided herein or required by applicable law, regulation (including without limitation the rules and regulations of the Securities and Exchange Commission), court order or NASDAQ stock market rule (or rule of any stock exchange or quotation system on which the Company's securities are then publicly traded), after the Effective Date the parties agree that they will not make, or cause to be made, any statements, observations or opinions, or communicate any information (whether oral or written) ("Statements") inconsistent with

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the 2000 Announcement, the 2001 Announcement and/or any required public disclosure pursuant to the foregoing proviso, as applicable, that references or refers to (a) the terms of (i) your role with the Company from the Effective Date through the date of this Amendment and/or (ii) your resignation from the Company; (b) the existence of this Agreement; or (c) any Statements, including Statements to the press or media, that disparage or are likely in any way to harm the reputation of each other, which in the case of the Company shall include any of its respective former, present or future directors, officers, stockholders or employees and which shall include Statements likely to damage each other's business opportunities and reputations. In addition, you hereby agree that you will not speak, present, appear, sell, publish, initiate contact with the media, make any Statements or otherwise disclose any information either on behalf of or regarding the Company, your employment with the Company, your resignation from the Company and/or any similar or related topic without the prior written consent of the Company. Further, in the event you are contacted by a member of the media regarding the Company, you agree that you will coordinate with the Company's public relations department, in addition to any other restrictions or conditions included within this Agreement, prior to responding."

         4. Sections 5(a), 5(b), 5(c), 5(d), 5(e) and 5(f) of the October Agreement are hereby deleted in their entirety and shall be of no further force and effect.

         5. The last sentence of Section 6 of the October Agreement is hereby amended by deleting the phrase "or a "voluntary resignation" under Section 5(c) above".

         6. Section 8 of the October Agreement is hereby amended by deleting the phrase "termination of the Special Projects Period or any earlier termination of this Agreement," and substituting therefore the phrase "execution of this Amendment,".

         7. Section 9 of the October Agreement is hereby deleted in its entirety and shall be of no further force and effect. In lieu thereof, the phrase "Intentionally Omitted" shall be inserted in its place.

         8. Section 14 of the October Agreement is hereby deleted in its entirety and shall be of no further force and effect; each of the parties acknowledging that the Company has fulfilled its obligations thereunder.

         9. Each of the parties agrees that Sections 3, 4, 5, 6, 7, 8, 10, 11, 12 and 13 of the Agreement shall survive indefinitely (except as expressly limited by the terms of any such section).


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         To accept the Amendment, please date and sign this letter and return it to me (An extra copy for your files is enclosed).

                                 Very truly yours,

                                 iVILLAGE INC.



                                 By:  /s/ Steven Elkes
                                      -------------------------------
                                      Name: Steven Elkes
                                      Title: Executive Vice President--
                                             Operations and Business Affairs

         By signing this letter, I acknowledge that I have had the opportunity to review this Amendment carefully with an attorney of my choice; that I have read this Amendment and understand the terms of the Amendment; and that I voluntarily agree to them.

         By: /s/ Candice Carpenter                        Date: April 1, 2001
             -------------------------------                    -------------
                 Candice Carpenter